Exhibit 99.1

GeoVax Reports Third Quarter 2025 Financial Results and Provides Business Update

Quarter Highlighted by GEO-MVA Acceleration Amid Global Mpox Emergency, Gedeptin® Expansion into New Solid Tumor Programs, and Strong GEO-CM04S1 Clinical Data in Immunocompromised Patients

Company to host conference call today at 4:30 p.m. ET

ATLANTA, GA, November 13, 2025 – GeoVax Labs, Inc. (Nasdaq: GOVX), a clinical-stage biotechnology company developing multi-antigenic vaccines and immunotherapies against infectious diseases and cancer, today reported its financial results for the quarter ended September 30, 2025, and provided a business update highlighting key corporate and clinical advancements across its vaccine and oncology programs.

“As highlighted in this report, during the third quarter GeoVax continued making important progress, advancing innovative vaccines and immunotherapies that address urgent and underserved medical needs,” said David Dodd, GeoVax’s Chairman and CEO. “With continued global Mpox spread and constrained vaccine supply, our GEO-MVA program represents a U.S.-based, scalable, next-generation MVA platform. Our EMA and BARDA-aligned program position GeoVax to accelerate regulatory readiness and commercial entry.

“For our GEO-CM04S1 COVID-19 vaccine program, recent clinical presentations validate our belief that multi-antigen vaccines—expressing both spike and nucleocapsid—are essential for breadth and durability in vulnerable immunocompromised populations. In particular, the robust immune responses demonstrated in Chronic Lymphocytic Leukemia (CLL) patients represents a meaningful step forward in addressing the unmet needs of over 40 million immunocompromised Americans.

“In our Gedeptin® oncology program, the expansion into multiple solid tumor indications builds upon a growing recognition that tumor-targeted immune priming can dramatically improve checkpoint outcomes. We are executing a clear path to clinical and commercial value creation.

Dodd concluded, “GeoVax continues to execute with purpose and discipline. Our multi-antigen vaccine and immunotherapy platforms position the Company squarely within the national call to strengthen America’s health security, expand domestic manufacturing, and deliver equitable global solutions.”

Third Quarter 2025 Operational Highlights

GEO-MVA (Mpox/Smallpox Vaccine): Expedited Development Amid Expanding Global Crisis

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GeoVax accelerated development of its GEO-MVA vaccine in response to the World Health Organization’s reaffirmation of Mpox as a global public health emergency, as Clade I outbreaks continued across Africa, Europe, and the U.S.

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Favorable scientific advice from the European Medicines Agency (EMA) supported a streamlined regulatory pathway for GEO-MVA, advancing the Company’s goal of becoming a critically important diversified supplier of MVA vaccine addressing the Mpox increasing threat.

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A new research collaboration with the University of Queensland and UniQuest will evaluate needle-free delivery using Vaxxas’ high-density microarray patch (HD-MAP) platform, targeting improved thermostability, self-administration, and dose-sparing performance—features critical for pandemic preparedness and global vaccine equity.

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GEO-CM04S1 (Multi-Antigen COVID-19 Vaccine): Strong Immunogenicity Data and CLL Trial Success

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GeoVax advanced its Phase 2 clinical trials of GEO-CM04S1—its multi-antigen COVID-19 vaccine for immunocompromised populations—and released encouraging interim data from both blood cancer and chronic lymphocytic leukemia (CLL) patient cohorts.

●	At the 6th ESCMID Conference on Vaccines (Lisbon, Portugal) and iwCLL 2025 Workshop (Krakow, Poland), GeoVax presented data confirming the differentiated performance of GEO-CM04S1:
o	No serious adverse events attributed to GEO-CM04S1, confirming the strong safety profile of the MVA platform.
o	Robust T-cell and cross-variant antibody responses in CLL and hematologic cancer patients—immune activity that exceeded that of standard-of-care mRNA vaccines.
o	Primary endpoint achieved: The CLL trial met its immunogenicity target, prompting discontinuation of the comparator mRNA arm.
o	Durability: Sustained cellular responses were observed across multiple timepoints, indicating long-term protection potential for immunocompromised patients.
o	Next-generation construct: Incorporating the Omicron KP.2 Spike gene for enhanced variant coverage, planned for 2026 trial launch.

Gedeptin® (Oncolytic Gene-Directed Therapy): Expanding to New Solid Tumor Indications

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Following publication of KEYNOTE-689 Phase 3 results confirming the role of perioperative checkpoint inhibition in head and neck cancer, GeoVax announced plans for a Phase 2 trial (AdPNP-203) evaluating Gedeptin + pembrolizumab + fludarabine in first-line, resectable HNSCC, with initiation targeted for 2H 2026.

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Simultaneously, preclinical studies are expanding into triple-negative breast and cutaneous cancers in collaboration with Emory University’s Winship Cancer Institute, assessing checkpoint combination strategies.

Other Corporate and Strategic Updates

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Alignment with U.S. Policy Priorities: GeoVax’s U.S.-based MVA platform directly supports the Administration’s and Congress’s bipartisan calls for onshoring, “Made in America,” and pandemic-preparedness investments, as echoed in recent ASPR, BARDA, and State Department initiatives.

o	The Company’s continuous avian cell line manufacturing process aligns with legislative goals to modernize domestic biomanufacturing and reduce dependency on foreign vaccine suppliers.
o	Engagements continue with ASPR, BARDA, CEPI, Africa CDC, WHO, and UNICEF, reinforcing the Company’s commitment to biodefense, preparedness, and equitable access.
●	Regulatory Alignment: Ongoing EMA interactions support an accelerated GEO-MVA commercialization pathway.
●	Global Health Equity Engagement: GeoVax sponsored the Dr. David Satcher Global Health Equity Summit to highlight its leadership in equitable vaccine innovation.
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Public Health Credibility: The Company reaffirmed its commitment to evidence-based vaccine safety and transparency, emphasizing the longstanding safety record of the MVA platform in immunocompromised and special populations.

Third Quarter 2025 Financial Results

Net Loss: Net loss for the three-month period ended September 30, 2025, was $6,318,914, or $0.31 per share, as compared to $5,815,468, or $0.91 per share, for the comparable period in 2024. For the nine-month period ended September 30, 2025, the Company’s net loss was $17,046,348, or $0.97 per share, as compared to $16,729,642, or $4.52 per share, in 2024.

Revenue: During the three-month and nine-month periods ending September 30, 2025, the Company reported $-0- and $2,489,145 of government contract revenues associated with the BARDA/RRPV Project NextGen award, compared to $2,789,484 and $3,090,161 for the comparable periods in 2024. During April 2025 GeoVax received notification that BARDA determined to terminate the contract for convenience to the government.

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R&D Expenses: Research and development expenses were $5,043,504 and $15,127,090 for the three-month and nine-month periods ended September 30, 2025, compared with $7,402,884 and $16,105,480 for the comparable periods in 2024, with the overall decrease primarily related to discontinued costs associated with termination of the BARDA/RRPV Contract, as well as lower costs for the GEO-CM04S1 clinical trials and manufacturing costs associated with the GEO-CM04S1 and Gedeptin programs. These lower costs were partially offset by higher personnel and consulting costs and manufacturing costs associated with the GEO-MVA development program.

G&A Expenses: General and administrative expenses were $1,329,711 and $4,559,346 for the three-month and nine-month periods ended September 30, 2025, compared to $1,241,176 and $3,784,559 for the comparable periods in 2024, with the overall increase primarily due to higher personnel costs, investor relations consulting and other programmatic expenses, and stock-based compensation expense.

Cash Position: GeoVax reported cash balances of $5,008,997 at September 30, 2025, as compared to $5,506,941 at December 31, 2024.

Summarized financial information is attached. Further information is included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

Conference Call Details

Management will host a conference call and live audio webcast today, November 13, 2025, at 4:30 p.m. ET to review financial results and provide an update on corporate developments. A question-and-answer session will follow management’s formal remarks.

To access the live conference call, participants may register here. The live audio webcast of the call will be available under "Events and Presentations" in the Investor Relations section of the GeoVax website at geovax.com/investors. To participate via telephone, please register in advance here. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. While not required, it is recommended that participants join the call ten minutes prior to the scheduled start.

An archive of the audio webcast will be available on GeoVax’s website approximately two hours after the conference call and will remain available for at least 90 days following the event.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing novel vaccines against infectious diseases and therapies for solid tumor cancers. The Company’s lead clinical program is GEO-CM04S1, a next-generation COVID-19 vaccine currently in three Phase 2 clinical trials, being evaluated as (1) a primary vaccine for immunocompromised patients such as those suffering from hematologic cancers and other patient populations for whom the current authorized COVID-19 vaccines are insufficient, (2) a booster vaccine in patients with chronic lymphocytic leukemia (CLL) and (3) a more robust, durable COVID-19 booster among healthy patients who previously received the mRNA vaccines. In oncology the lead clinical program is evaluating a novel oncolytic solid tumor gene-directed therapy, Gedeptin®, having recently completed a multicenter Phase 1/2 clinical trial for advanced head and neck cancers. GeoVax is also developing a vaccine targeting Mpox and smallpox and, based on recent regulatory guidance, anticipates progressing directly to a Phase 3 clinical evaluation, omitting Phase 1 and Phase 2 trials. GeoVax has a strong IP portfolio in support of its technologies and product candidates, holding worldwide rights for its technologies and products. For more information about the current status of our clinical trials and other updates, visit our website: www.geovax.com.

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Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax’s viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

Further information on our risk factors is contained in our periodic reports on Form 10-Q and Form 10-K that we have filed and will file with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

info@geovax.com

678-384-7220

Media Contact:

Jessica Starman

media@geovax.com

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except common share information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenue from government contract	$-	$2,789	$2,489	$3,090

Operating expenses:
Research and development	5,043	7,402	15,127	16,105
General and administrative	1,330	1,241	4,559	3,785
	6,373	8,643	19,686	19,890
Loss from operations	(6,373)	(5,854)	(17,197)	(16,800)
Other income (expense)	54	39	151	70

Net loss	$(6,319)	$(5,815)	$(17,046)	$(16,730)

Loss per common share	$(0.31)	$(0.91)	$(0.97)	$(4.52)

Condensed Consolidated Balance Sheet Information
(amounts in thousands, except common share information)

	Sep. 30, 2025	Dec. 31, 2024
Assets:
Cash and cash equivalents	$5,009	$5,507
Other current assets	1,508	2,428
Total current assets	6,517	7,935
Property and other assets, net	214	221
Total assets	$6,731	$8,156

Liabilities and stockholders’ equity
Total liabilities	$1,824	$3,107
Stockholders’ equity	4,907	5,049
Total liabilities and stockholders’ equity	$6,731	$8,156

Common shares outstanding	29,705,360	10,536,875